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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
         SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                         Commission File Number 1-13916

                       UNION PACIFIC RESOURCES GROUP INC.
           -----------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                                777 Main Street
                            Fort Worth, Texas 76102
                                 (817) 321-6000
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   (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                           Common Stock, no par value
                               7.3% Notes Due 2009
                            7.95% Debentures Due 2029
                               6.5% Notes Due 2005
                              6.75% Notes Due 2008
                            7.05% Debentures Due 2018
                            7.15% Debentures Due 2028
                            7.5% Debentures Due 2096
                               7.0% Notes Due 2006
                            7.5% Debentures Due 2026
         --------------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
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  (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)



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Please place an X in the box(es) to designate the appropriate rule provision(s)
relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)   [ ]                        Rule 12h-3(b)(1)(i)  [X]
Rule 12g-4(a)(1)(ii)  [ ]                        Rule 12h-3(b)(1)(ii) [ ]
Rule 12g-4(a)(2)(i)   [ ]                        Rule 12h-3(b)(2)(i)  [ ]
Rule 12g-4(a)(2)(ii)  [ ]                        Rule 12h-3(b)(2)(ii) [ ]
                                                 Rule 15d-6           [ ]

Approximate number of holders of record as of the certification or notice date:

               Common stock, no par value                 1
               7.3% Notes Due 2009                        30
               7.95% Debentures Due 2029                  25
               6.5% Notes Due 2005                        40
               6.75% Notes Due 2008                       30
               7.05% Debentures Due 2018                  30
               7.15% Debentures Due 2028                  30
               7.5% Debentures Due 2096                   15
               7.0% Notes Due 2006                        55
               7.5% Debentures Due 2026                   25

Pursuant to the requirements of the Securities Exchange Act of 1934, Union Pacific Resources Group Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE:   August 1, 2000

                            UNION PACIFIC RESOURCES GROUP INC.

                            By:      /s/   Michael E. Rose

                                    ------------------------------------------
                                    Michael E. Rose
                                    Vice President and Chief Financial Officer